Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Reinsurance Group of America, Incorporated

We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to Registration Statement Nos. 333-117261, 333-117261-01 and 333-117261-02 which constitutes Post-Effective Amendment No. 1 to Registration Statement Nos. 333-108200, 333-108200-01 and 333-108200-02 of Reinsurance Group of America, Incorporated on Form S-3 of our report dated March 9, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for embedded derivatives), appearing in the Annual Report on Form 10-K of Reinsurance Group of America, Incorporated for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

St. Louis, Missouri

December 16, 2004